CONTACT:                     -or- ITI's INVESTOR RELATIONS COUNSEL:
Insituform Technologies, Inc.     The Equity Group Inc.
Anthony W. Hooper, Pres. & CEO    Linda Latman
(901) 759-7403                    (212) 836-9609


                      FOR IMMEDIATE RELEASE


Memphis, TN - February 14, 1997 - Insituform Technologies, Inc. (the "Company") [Nasdaq National Stock Market: INSUA], announced today that it had completed the sale, in a private transaction, of $110,000,000 principal amount of its 7.88% Senior Notes, Series A, due February 14, 2007 (the "Notes"). Of the proceeds from the sale, an aggregate of approximately $85.0 million was applied to the refinancing of outstanding indebtedness of the Company. The remainder of the proceeds will be used for general corporate purposes.

The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of said Act and applicable state securities laws.

Insituform Technologies, Inc. is a worldwide provider of proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipe. The Company owns the worldwide rights to the Insituform(R) and NuPipe(R) processes and exercises the exclusive rights in substantially all of North America to the PALTEM(R) system and certain other products under a license from Ashimori Industry Co., Ltd. The Company also owns the worldwide rights to the Tite Liner(R) process used to protect or restore pipes effected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, the Company is also engaged in trenchless tunnelling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, the Company provides cost-effective solutions for problems caused by deteriorated pipe systems.


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